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          Philadelphia, PA 19103-7212



                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
PHH US Mortgage Corporation

We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of PHH US Mortgage Corporation (a wholly-owned subsidiary of PHH Holdings Corporation) and subsidiaries as of and for the year ended April 30, 1995 and have issued our report thereon dated June 12, 1995.

Our audit referred to above included tests relating to mortgage loans serviced for others in accordance with the requirements of the UNIFORM SINGLE AUDIT PROGRAM FOR MORTGAGE BANKERS. Our audit disclosed no exceptions or errors in records relating to mortgage loans serviced for others that, in our opinion, paragraph 4 of the UNIFORM SINGLE AUDIT PROGRAM FOR MORTGAGE BANKERS requires us to report.

The Company is covered under  Fidelity Bond and Errors  and Omissions  insurance
policies.  The amounts of such    coverages  are  $20,000,000  and  $20,000,000,
respectively.

We are independent Certified Public Accountants with respect to the Company within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants.

This report is intended solely for the use of the Board of Directors and management of the Company and investors in the mortgage loans serviced for others by the Company and should not be used for any other purpose.


/s/KPMG Peat Marwick LLP


June 12, 1995